Exhibit 99

PepsiAmericas Reports Third Quarter 2009 Results

MINNEAPOLIS--(BUSINESS WIRE)--October 28, 2009--PepsiAmericas, Inc. (NYSE:PAS) today reported third quarter 2009 net income of $63.5 million, or diluted earnings per share (EPS) of $0.51. Net income in the third quarter of 2009 included various non-comparable items which in total decreased net income by $8.7 million, or EPS by $0.08, resulting in adjusted EPS of $0.59. Results were also negatively impacted by foreign currency movements, which reduced net income by $38 million, or EPS by $0.31. These results compare to third quarter 2008 reported net income of $73.1 million, or $0.58 per share, which included non-comparable items and discontinued operations that in total reduced EPS by $0.13.

The 2009 non-comparable items included a $0.06 EPS impact from a non-cash impairment charge on the company’s Sandora and Sadochok brands, resulting from the determination that the carrying value of these intangible assets exceeded their fair value.

Chairman and Chief Executive Officer Robert C. Pohlad said, “Given the challenges in our European business and volume pressures in the U.S., we are satisfied with our performance this quarter. We continue to execute our global pricing plans, expand our brand portfolio and drive productivity improvements, helping to offset topline pressures and currency headwinds. In the U.S., our take home business was particularly soft while pricing, productivity and cost management drove operating profits up 7 percent in the quarter. In Europe, the weaker economic trends in Romania negatively impacted revenues and operating profits in the quarter, while volumes sequentially improved in all other markets.

“We expect these topline pressures to continue for the remainder of the year. As a result, we are revising our full year 2009 adjusted EPS outlook to $1.83 to $1.87,” Pohlad continued. “The organization continues its focus on cash flow, and we expect to generate adjusted operating cash flow at the high end of our $180 million to $200 million range.”

Third Quarter 2009 Worldwide Financial Highlights

While operating income decreased 21 percent to $115.4 million, including non-comparable items of $18.7 million and $45.2 million of foreign currency headwinds, strong global pricing and controlled costs drove operating income up $26 million or 17 percent on a comparable currency neutral basis. Foreign currency continues to have a significant impact on results and in the third quarter, decreased revenue 7 percentage points and decreased cost of goods sold and selling, delivery and administrative expenses (SD&A) by 4 percentage points each.

Additionally, the deconsolidation of the company’s Caribbean business related to its strategic joint venture with The Central America Beverage Corporation, reduced worldwide volume, revenue and SD&A by approximately 4 percentage points each, decreased operating income by 0.5 percentage points, and is excluded from the comparable figures presented below. The company's share in the earnings of the joint venture is recorded in "Equity in net (earnings) loss of nonconsolidated companies" on the Condensed Consolidated Statements of Income.

  Reported revenue of $1.1 billion decreased 15 percent. Comparable currency neutral revenue was lower by 3 percent as a result of volume declines in both the U.S. and Central and Eastern Europe (CEE), offset partly by strong net pricing across all geographies.
  Comparable volume declined 9 percent. CEE volume declined 9.3 percent, representing a sequential improvement over prior quarter. U.S. volume declined 8.9 percent including over 3 percentage points from the quarterly shift in the Fourth of July holiday.
  Cost of goods sold per unit was favorable to the prior year quarter by 2.7 percent, driven by the impact of foreign currency. On a comparable currency neutral basis, cost of goods sold per unit increased 3.3 percent, reflecting raw material cost increases offset partly by system efficiencies.
  SD&A was favorable to the prior year quarter by 14 percent. Comparable currency neutral SD&A decreased 7 percent reflecting lower volume and the company’s productivity and cost initiatives.

Third Quarter U.S. Operations Highlights

Net sales in the U.S. decreased 3 percent to $854.6 million in the third quarter reflecting an 8.9 percent volume decrease partly offset by strong pricing. Carbonated soft drink volume decreased 8 percent compared to the prior year quarter as a result of the holiday calendar shift, as well as unusually soft post holiday take home volume. Non-carbonated soft drinks decreased 11 percent, which reflected the continued decline in the low margin Aquafina take home package and Trademark Lipton. Single serve volume continued to grow in the retail channel while softness in the foodservice channels, particularly third party operators and vending, drove overall single serve declines in the quarter. Net pricing grew 5.5 percent, primarily reflecting rate increases to cover higher raw material costs which drove cost of goods sold per unit up by 4.4 percent. Favorable mix related mainly to the calendar holiday shift added approximately 1.7 percentage points to this pricing. Gross profit decreased 1 percent in the quarter to $358.1 million.

SD&A of $258.6 million was below prior year by 4 percent and included $2.4 million of non-comparable items. SD&A expenses were favorable to prior year due to lower fuel costs, the timing of productivity initiatives and costs, as well as lower volumes. Operating income was $99.5 million, compared to $92.6 million in the prior year quarter, which included non-comparable items of $1.2 million and $0.7 million, respectively.

Third Quarter International Operations Highlights

CEE net sales of $279 million in the third quarter were down 27 percent from the prior year quarter, primarily due to a 24 percentage point negative impact from foreign currency. Volume declined 9.3 percent in the quarter, reflecting continued difficult economic conditions in the company’s emerging markets, particularly Romania. Net pricing on a currency neutral basis grew 6.5 percent to cover raw material costs and, in part, transactional currency headwinds.

Cost of goods sold per unit decreased 13.6 percent, due primarily to a 14 percentage point favorable impact from foreign currency offset partially by higher raw material costs. Gross profit declined 34 percent to $109.4 million for the quarter. SD&A of $76 million was below prior year by 28 percent due to a 15 percentage point impact related to foreign currency and lower underlying costs. CEE’s operating income was $15.9 million, which included $17.5 million of non-comparable items and $45.2 million in foreign currency headwinds. Operating income was $58.9 million in the prior year quarter, which included $0.6 million of non-comparable items.

2009 Outlook

The company now expects full year 2009 adjusted EPS of $1.83 to $1.87. This reduced outlook reflects the impact of softer U.S. volumes and more difficult emerging economies, particularly Romania. Including the impact of foreign currency based on recent exchange rates, as well as the Caribbean deconsolidation, the company now expects an adjusted operating profit decline in the 7 percent range. The 2009 outlook is based on a 52 week comparable basis.

The company expects to generate adjusted operating cash flow at the high end of its guided range of $180 million to $200 million.

The net income included in this release refers to the “Net income attributable to PepsiAmericas, Inc.” line item on the Condensed Consolidated Statements of Income.

Conference Call

PepsiAmericas will hold its third quarter 2009 earnings conference call at 10:00 AM CDT today, Wednesday, October 28, 2009, through a live webcast over the Internet. The live webcast will be available at www.pepsiamericas.com. A replay of the webcast will be archived and available online through the Investor Relations section of our website.

About PepsiAmericas

PepsiAmericas is the world's second-largest manufacturer, seller and distributor of PepsiCo beverages. With annual sales of $4.9 billion in 2008, PepsiAmericas serves territories with a population of more than 200 million in a significant portion of a 19-state region in the U.S.; Central and Eastern Europe, including Ukraine, Poland, Romania, Hungary, the Czech Republic and Slovakia; and through our joint venture, the Caribbean and Central America. For more information, please visit www.pepsiamericas.com.

Cautionary Statement

This release contains certain forward-looking statements of expected future developments, as defined in the Private Securities Litigation Reform Act of 1995. The forward-looking statements in this release refer to our expectations regarding continuing operating improvement and other matters. These forward-looking statements reflect our expectations and are based on currently available data; however, actual results are subject to future risks and uncertainties, which could materially affect actual performance. Risks and uncertainties that could affect such performance include, but are not limited to, the following: the outcome of, or developments concerning, our pending merger with PepsiCo; competition, including product and pricing pressures; changing trends in consumer tastes; changes in our relationship and/or support programs with PepsiCo and other brand owners; market acceptance of new product and package offerings; weather conditions; cost and availability of raw materials; changing legislation, including tax laws; cost and outcome of environmental claims; availability and cost of capital, including changes in our debt ratings; labor and employee benefit costs; unfavorable foreign currency rate fluctuations; cost and outcome of legal proceedings; integration of acquisitions; failure of information technology systems; and general economic, business, regulatory and political conditions in the countries and territories where we operate. For additional information on these and other risks and uncertainties that could cause our actual results to materially differ from those set forth herein, please see our SEC reports, including “Risk Factors” in our 2008 Annual Report on Form 10-K. We undertake no obligation to update any of the forward-looking statements set forth herein. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof.

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PEPSIAMERICAS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited and in millions, except per share data)

	Third Quarter		First Nine Months

	2009	2008	2009	2008

Net sales	$1,133.6	$1,327.5	$3,453.0	$3,767.0
Cost of goods sold	666.1	785.3	2,052.6	2,254.2
Gross profit	467.5	542.2	1,400.4	1,512.8
Selling, delivery and administrative expenses	334.6	388.8	1,036.2	1,123.0
Intangible assets impairment	17.4	-	17.4	-
Special charges	0.1	7.1	8.4	7.7
Operating income	115.4	146.3	338.4	382.1
Interest expense, net	22.4	27.5	75.2	85.6
Loss from deconsolidation of business	-	-	25.8	-
Other expense, net	4.9	1.4	11.0	1.6
Income from continuing operations before income taxes and equity in net (earnings) loss of nonconsolidated companies	88.1	117.4	226.4	294.9
Income taxes	30.4	31.7	82.9	87.4
Equity in net (earnings) loss of nonconsolidated companies	(0.7)	0.1	-	0.7
Income from continuing operations	58.4	85.6	143.5	206.8
Loss from discontinued operations, net of tax	-	9.2	-	9.2
Net income	58.4	76.4	143.5	197.6
Less: Net (loss) income attributable to noncontrolling interests	(5.1)	3.3	(3.1)	9.0
Net income attributable to PepsiAmericas, Inc.	$63.5	$73.1	$146.6	$188.6

Weighted average common shares:
Basic	121.3	124.6	121.7	125.7
Incremental effect of stock options and awards	2.1	1.7	2.2	1.7
Diluted	123.4	126.3	123.9	127.4

Earnings per share attributable to PepsiAmericas, Inc. common shareholders:
Basic
Income from continuing operations	$0.52	$0.66	$1.20	$1.57
Loss from discontinued operations	-	(0.07)	-	(0.07)
Total	$0.52	$0.59	$1.20	$1.50

Diluted
Income from continuing operations	$0.51	$0.65	$1.18	$1.55
Loss from discontinued operations	-	(0.07)	-	(0.07)
Total	$0.51	$0.58	$1.18	$1.48

Cash dividends declared per share	$0.14	$0.135	$0.42	$0.405

Amounts attributable to PepsiAmericas, Inc. common shareholders:
Income from continuing operations	$63.5	$82.3	$146.6	$197.8
Loss from discontinued operations	-	(9.2)	-	(9.2)
Net income	$63.5	$73.1	$146.6	$188.6

PEPSIAMERICAS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in millions)

	End of First Nine Months	End of Fiscal Year
	2009	2008
ASSETS:
Current assets:
Cash and cash equivalents	$176.8	$242.4
Receivables, net	475.2	305.5
Inventories	261.9	238.5
Other current assets	129.3	119.7
Total current assets	1,043.2	906.1

Property and equipment, net	1,275.7	1,355.7
Goodwill	2,180.5	2,244.6
Intangible assets, net	475.9	498.6
Other assets	218.0	49.1
Total assets	$5,193.3	$5,054.1

LIABILITIES AND EQUITY:
Current liabilities:
Short-term debt, including current maturities of long-term debt	$278.7	$525.0
Payables and other current liabilities	532.1	523.2
Total current liabilities	810.8	1,048.2

Long-term debt	2,006.3	1,642.3
Deferred income taxes	252.6	237.6
Other liabilities	249.3	295.0
Total liabilities	3,319.0	3,223.1

Equity:
PepsiAmericas, Inc. shareholders' equity:
Preferred stock	-	-
Common stock	1,291.2	1,296.9
Retained income	922.7	828.2
Accumulated other comprehensive loss	(190.2)	(200.8)
Treasury stock	(348.2)	(324.3)
Total PepsiAmericas, Inc. shareholders' equity	1,675.5	1,600.0
Noncontrolling interests	198.8	231.0
Total equity	1,874.3	1,831.0

Total liabilities and equity	$5,193.3	$5,054.1

PEPSIAMERICAS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in millions)

	First Nine Months
	2009	2008

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$143.5	$197.6
Loss from discontinued operations	-	9.2
Income from continuing operations	143.5	206.8
Adjustments to reconcile to net cash provided by operating activities of continuing operations:
Depreciation and amortization	139.5	155.1
Deferred income taxes	11.0	8.5
Special charges and adjustments	8.4	7.7
Cash outlays related to special charges	(4.4)	(2.6)
Pension contributions	(11.1)	-
Equity in net loss of nonconsolidated companies	-	0.7
Excess tax benefits from share-based payment arrangements	(1.1)	(1.0)
Marketable securities impairment	2.1	-
Intangible assets impairment	17.4	-
Loss from deconsolidation of business, net of tax	23.0	-
Share-based compensation	18.7	13.7
Other	(3.2)	3.1
Changes in assets and liabilities:
Decrease in securitized receivables	(150.0)	-
Increase in remaining receivables	(53.7)	(50.5)
Increase in inventories	(52.3)	(1.4)
Increase (decrease) in payables	8.9	(3.2)
Net change in other assets and liabilities	16.8	(16.7)
Net cash provided by operating activities of continuing operations	113.5	320.2

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital investments	(174.1)	(162.9)
Franchises and companies acquired, net of cash acquired	-	(1.0)
Distribution rights acquired	(12.7)	-
Cash divested from deconsolidation of business	(7.1)	-
Proceeds from sales of property and equipment	3.9	6.4
Net cash used in investing activities	(190.0)	(157.5)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings of short-term debt	(91.7)	94.4
Proceeds from issuance of long-term debt	345.4	-
Repayment of long-term debt	(155.0)	(47.5)
Excess tax benefits from share-based payment arrangements	1.1	1.0
Contribution from noncontrolling interests	6.4	26.0
Issuance of common stock	4.1	2.8
Treasury stock purchases	(45.2)	(105.2)
Cash dividends	(52.1)	(51.4)
Net cash provided by (used in) financing activities	13.0	(79.9)

Net operating cash flows used in discontinued operations	(2.1)	(7.5)
Effects of exchange rate changes on cash and cash equivalents	-	0.3
Change in cash and cash equivalents	(65.6)	75.6
Cash and cash equivalents as of beginning of fiscal year	242.4	189.7
Cash and cash equivalents as of end of first nine months	$176.8	$265.3

Notes to condensed consolidated financial statements (unaudited):

1. Adoption of Accounting and Reporting Standards for Noncontrolling Interests: In the first quarter of fiscal year 2009, we adopted accounting and reporting standards for noncontrolling interests, previously called minority interest, that required noncontrolling interests be reported in the equity section of the Condensed Consolidated Balance Sheets but separate from PepsiAmericas, Inc. shareholders' equity for all periods presented. Additionally, a clear presentation of net income attributable to PepsiAmericas, Inc. and the noncontrolling interest is required to be reported on the face of the Condensed Consolidated Statements of Income for all periods presented.

2. Reconciliation of Non-GAAP disclosures: In response to the U.S. Securities and Exchange Commission's Final Rule, "Conditions for Use of Non-GAAP Financial Measures," included below is a reconciliation of certain non-GAAP financial measures compared to U.S. GAAP measures.

Non-GAAP Adjusted Comparisons: In order to provide a supplemental comparison of current period results of operations to prior periods, we have adjusted for and summarized the nature of certain transactions or events. These adjustments relate to operating income, net income attributable to PepsiAmericas, Inc. and basic and diluted earnings per share attributable to PepsiAmericas, Inc. common shareholders. To calculate the adjusted comparisons, management has excluded special charges relating to various restructuring initiatives, unrealized (gains) losses on derivatives not designated as hedging instruments, the impairment of marketable securities, the loss from deconsolidation of businesses, fees associated with the pending merger with PepsiCo, Inc., the impairment of non-operating assets and the impairment of intangible assets.

Management believes that the adjusted comparisons provide a supplemental view of operations that excludes items that are unusual, infrequent or unrelated to the ongoing core operations or involve special charges. Management believes these non-GAAP measures provide useful information to investors through the summarization of transactions impacting the current period results of operations that are not necessarily indicative of our future results, nor comparable with prior period results. These non-GAAP adjusted comparison measures are provided as supplemental information and should not be considered in lieu of the GAAP measures. There are limitations in the use of adjusted comparisons due to the subjective nature of items excluded by management in calculating adjusted comparisons.

These supplemental comparisons are consistent with the manner in which management internally reviews results of operations and evaluates performance in that management reviews the results of operations on both a GAAP basis and using adjusted comparisons. Management does not use the adjusted comparisons in lieu of the comparable GAAP measures, but rather uses the adjusted comparisons to supplement its review of operations.

Notes to condensed consolidated financial statements (unaudited) - continued:

We have provided the tables below that summarize these adjustments that impact comparability of the periods presented:

	Third Quarter 2009			Third Quarter 2008
	Operating Income	Net Income from Continuing Operations attributable to PAS	Net Income attributable to PAS	Operating Income	Net Income from Continuing Operations attributable to PAS	Net Income attributable to PAS
(unaudited, in millions)
As reported	$115.4	$63.5	$63.5	$146.3	$82.3	$73.1
Items impacting comparability:
Special charges	0.1	0.1	0.1	7.1	6.7	6.7
Unrealized (gains) losses on derivatives	(0.6)	(0.4)	(0.4)	0.7	0.4	0.4
PepsiCo merger fees	1.8	1.1	1.1	-	-	-
Intangible assets impairment	17.4	7.9	7.9	-	-	-
Adjusted comparisons	$134.1	$72.2	$72.2	$154.1	$89.4	$80.2

Weighted average common shares:
Basic			121.3			124.6
Incremental effect of stock options and awards			2.1			1.7
Diluted			123.4			126.3

Earnings per share attributable to PepsiAmericas, Inc. common shareholders:

Basic - As reported
Continuing operations			$0.52			$0.66
Discontinued operations			-			(0.07)
Total			$0.52			$0.59
Basic - As adjusted
Continuing operations			$0.60			$0.72
Discontinued operations			-			(0.07)
Total			$0.60			$0.65

Diluted - As reported			$0.51			$0.65
Continuing operations			-			(0.07)
Discontinued operations			$0.51			$0.58
Total
Diluted - As adjusted
Continuing operations			$0.59			$0.71
Discontinued operations			-			(0.07)
Total			$0.59			$0.64

Notes to condensed consolidated financial statements (unaudited) - continued:

We have provided the tables below that summarize these adjustments that impact comparability of the periods presented:

	First Nine Months 2009			First Nine Months 2008
	Operating Income	Net Income from Continuing Operations attributable to PAS	Net Income attributable to PAS	Operating Income	Net Income from Continuing Operations attributable to PAS	Net Income attributable to PAS
(unaudited, in millions)
As reported	$338.4	$146.6	$146.6	$382.1	$197.8	$188.6
Items impacting comparability:
Special charges	8.4	5.8	5.8	7.7	7.0	7.0
Unrealized (gains) losses on derivatives	(2.5)	(1.6)	(1.6)	0.6	0.4	0.4
Marketable securities impairment	-	1.3	1.3	-	-	-
Loss from deconsolidation of businesses	-	23.0	23.0	-	-	-
PepsiCo merger fees	4.0	2.5	2.5	-	-	-
Intangible assets impairment	17.4	7.9	7.9	-	-	-
Non-operating assets impairment	4.9	3.1	3.1	-	-	-
Adjusted comparisons	$370.6	$188.6	$188.6	$390.4	$205.2	$196.0

Weighted average common shares:
Basic			121.7			125.7
Incremental effect of stock options and awards			2.2			1.7
Diluted			123.9			127.4

Earnings per share attributable to PepsiAmericas, Inc. common shareholders:

Basic - As reported
Continuing operations			$1.20			$1.57
Discontinued operations			-			(0.07)
Total			$1.20			$1.50
Basic - As adjusted
Continuing operations			$1.55			$1.63
Discontinued operations			-			(0.07)
Total			$1.55			$1.56

Diluted - As reported
Continuing operations			$1.18			$1.55
Discontinued operations			-			(0.07)
Total			$1.18			$1.48
Diluted - As adjusted
Continuing operations			$1.52			$1.61
Discontinued operations			-			(0.07)
Total			$1.52			$1.54

Adjustments included in this earnings release were as follows:

Special charges: In the third quarter and first nine months of 2009, we recorded special charges of $0.1 million and $8.4 million, respectively. In the third quarter and first nine months of 2009, we recorded $0.1 million and $7.0 million, respectively, of special charges in CEE related to the restructuring of our Hungary operations, primarily for severance and fixed asset impairments. In the first nine months of 2009, we recorded $1.5 million of special charges in the Caribbean related to restructuring and severance costs.

In the third quarter and first nine months of 2008, we recorded special charges of $7.1 million and $7.7 million, respectively. We recorded $5.9 million of special charges in the Caribbean in the third quarter of 2008, which consisted of a $2.9 million impairment charge related to a franchise right intangible asset with an indefinite life and a $3.0 million impairment of fixed assets. In the third quarter of 2008, we recorded $0.6 million in CEE related to severance, leasehold improvement asset write-offs and lease termination payments. In the third quarter and first nine months of 2008, we recorded $0.6 million and $1.2 million, respectively, in the U.S. related to our previously announced strategic realignment of the U.S. sales organization, primarily for relocation costs.

Unrealized (gains) losses on derivatives: Unrealized (gains) losses on derivatives consists of the change in market value of derivative instruments that were not designated as hedging instruments. In the third quarter of 2009, we recorded $0.6 million of unrealized gains on derivatives in the U.S. related to commodity contracts; $1.2 million gain was recorded in costs of goods sold and $0.6 million loss was recorded in selling, delivery and administrative expenses (SD&A). In the first nine months of 2009, we recorded $2.5 million of unrealized gains on derivatives in the U.S. related to commodity contracts; $2.2 million was recorded in costs of goods sold and $0.3 million was recorded in SD&A.

In the third quarter of 2008, we recorded $0.7 million of unrealized losses on derivatives in cost of goods sold. In the first nine months of 2008, we recorded $0.1 million of unrealized gains on derivatives in costs of goods sold and $0.6 million of unrealized losses on derivatives in SD&A.

Marketable securities impairment: In the first nine months of 2009, we recorded an other-than-temporary loss of $2.1 million ($1.3 million after taxes) to write-off an equity security, Northfield Laboratories, Inc., that was classified as available-for-sale. The loss was recorded in other expense, net.

Loss from deconsolidation of business: In the first nine months of 2009, we completed the formation of a joint venture with The Central America Beverage Corporation in which we contributed our Caribbean operations, excluding the Bahamas, for an 18 percent interest in the new joint venture. We recognized a non-cash loss of $25.8 million ($23.0 million after taxes) related to the deconsolidation of our Caribbean subsidiaries. This loss included the recognition of deferred losses associated with cumulative translation adjustments and pension losses, which were previously included in accumulated other comprehensive loss.

PepsiCo merger fees: During the third quarter and first nine months of 2009, we recorded $1.8 million and $4.0 million, respectively, of fees associated with the pending merger with PepsiCo, Inc. in SD&A.

Non-operating assets impairment: In the first nine months of 2009, we recorded a $4.9 million write-down of non-operating assets in the U.S. The loss was recorded in SD&A in the U.S. geographic segment.

Intangible asset impairment: During the third quarter of 2009, we recorded a $17.4 million impairment charge ($13.1 million after taxes; $7.9 million impact on net income attributable to PepsiAmericas) on our Sandora and Sadochok brands. This non-cash charge resulted from the company's determination that the carrying value of these indefinite life intangible assets exceeded their fair value.

Notes to condensed consolidated financial statements (unaudited) - continued:

Cause of Change Tables
	Third Quarter 2009 compared to Third Quarter 2008
	U.S.	Caribbean	CEE	Worldwide
Volume Change
Constant territory volume	(8.9%)	-	(9.3%)	(9.0%)
Deconsolidation of Caribbean*	-	(100.0%)	-	(4.1%)
Change in reported volume	(8.9%)	(100.0%)	(9.3%)	(13.1%)
Net Sales Change
Volume impact**	(7.5%)	-	(8.6%)	(7.9%)
Net price per case, excluding impact of foreign currency	5.5%	-	6.5%	5.8%
Impact of foreign currency	-	-	(23.6%)	(7.1%)
Deconsolidation of Caribbean*	-	(100.0%)	-	(4.4%)
Non-core	(1.2%)	-	(1.3%)	(1.0%)
Change in reported net sales	(3.2%)	(100.0%)	(27.0%)	(14.6%)
Cost of Goods Sold Change
Volume impact**	(7.3%)	-	(8.4%)	(7.6%)
Cost per case, excluding impact of foreign currency	4.4%	-	0.7%	3.3%
Impact of foreign currency	-	-	(13.4%)	(4.0%)
Unrealized gains on derivatives	(0.2%)	-	-	(0.2%)
Deconsolidation of Caribbean*	-	(100.0%)	-	(5.8%)
Non-core	(1.6%)	-	(1.0%)	(0.9%)
Change in reported cost of goods sold	(4.7%)	(100.0%)	(22.1%)	(15.2%)
SD&A Expense Change
Cost impact, excluding impact of foreign currency	(4.4%)	-	(12.8%)	(6.7%)
Impact of foreign currency	-	-	(15.0%)	(4.2%)
Deconsolidation of Caribbean*	-	(100.0%)	-	(3.5%)
Other non-comparable items***	0.7%	-	-	0.5%
Change in reported SD&A expense	(3.7%)	(100.0%)	(27.8%)	(13.9%)
Operating Income Change
Operating results, excluding impact of foreign currency	7.4%	-	32.4%	17.0%
Impact of foreign currency	-	-	(76.7%)	(29.8%)
Unrealized gains on derivatives	1.4%	-	-	0.9%
Deconsolidation of Caribbean*	-	(100.0%)	-	(0.5%)
Other non-comparable items***	(1.3%)	n/m	(28.7%)	(8.7%)
Change in reported operating income	7.5%	(100.0%)	(73.0%)	(21.1%)

* The amounts in this table represent the impact of excluding the operating results for the Caribbean business in the third quarter of 2008.

** The amounts in this table represent the dollar impact on net sales and cost of goods sold due to changes in volume and are not intended to equal the absolute change in volume.

*** Other non-comparable items in SD&A expense include PepsiCo merger fees. Other non-comparable items in operating income include PepsiCo merger fees, special charges and intangible assets impairment.

Notes to condensed consolidated financial statements (unaudited) - continued:

Cause of Change Tables
	First Nine Months 2009 compared to First Nine Months 2008
	U.S.	Caribbean	CEE	Worldwide
Volume Change
Constant territory volume	(3.3%)	(15.9%)	(11.4%)	(6.4%)
Deconsolidation of Caribbean*	-	(27.7%)	-	(1.5%)
Change in reported volume	(3.3%)	(43.6%)	(11.4%)	(7.9%)
Net Sales Change
Volume impact**	(2.8%)	(13.8%)	(10.6%)	(5.6%)
Net price per case, excluding impact of foreign currency	5.4%	7.0%	8.0%	6.6%
Impact of foreign currency	-	(7.4%)	(25.1%)	(7.1%)
Deconsolidation of Caribbean*	-	(28.9%)	-	(1.5%)
Non-core	(0.1%)	(1.4%)	(1.8%)	(0.7%)
Change in reported net sales	2.5%	(44.5%)	(29.5%)	(8.3%)
Cost of Goods Sold Change
Volume impact**	(2.7%)	(13.9%)	(10.4%)	(5.5%)
Cost per case, excluding impact of foreign currency	4.4%	6.7%	-	3.5%
Impact of foreign currency	-	(7.7%)	(15.7%)	(4.6%)
Unrealized gains on derivatives	(0.1%)	-	-	(0.1%)
Deconsolidation of Caribbean*	-	(28.3%)	-	(1.9%)
Non-core	(0.2%)	(1.8%)	(0.9%)	(0.3%)
Change in reported cost of goods sold	1.4%	(45.0%)	(27.0%)	(8.9%)
SD&A Expense Change
Cost impact, excluding impact of foreign currency	(0.9%)	(6.7%)	(6.7%)	(2.4%)
Impact of foreign currency	-	(8.1%)	(17.6%)	(4.7%)
Unrealized gains on derivatives	(0.1%)	-	-	(0.1%)
Deconsolidation of Caribbean*	-	(28.8%)	-	(1.3%)
Other non-comparable items***	1.1%	-	-	0.8%
Change in reported SD&A expense	0.1%	(43.6%)	(24.3%)	(7.7%)
Operating Income Change
Operating results, excluding impact of foreign currency	17.6%	37.5%	34.2%	23.0%
Impact of foreign currency	-	75.0%	(88.4%)	(27.9%)
Unrealized gains on derivatives	1.2%	-	-	0.8%
Deconsolidation of Caribbean*	-	(109.1%)	-	(0.2%)
Other non-comparable items***	(2.9%)	73.3%	(19.3%)	(7.1%)
Change in reported operating income	15.9%	76.7%	(73.5%)	(11.4%)

* The amounts in this table represent the impact of excluding the operating results for the Caribbean business in the third quarter of 2008.

** The amounts in this table represent the dollar impact on net sales and cost of goods sold due to changes in volume and are not intended to equal the absolute change in volume.

*** Other non-comparable items in SD&A expense include PepsiCo merger fees and non-operating assets impairment. Other non-comparable items in operating income include PepsiCo merger fees, special charges, intangible assets impairment and non-operating assets impairment.

Full Year 2009 EPS Outlook: A reconciliation of our full year 2009 estimated EPS range with and without the items impacting comparability discussed in this press release, and including such items anticipated in the last three months, is provided below.

	Full Year 2009 Outlook Estimated EPS Range	Full Year 2008

(Unaudited)
Diluted earnings per share from continuing operations
As reported, estimated	$1.46 - $1.50	$1.85
Items impacting comparability
Impact of 53rd week	-	(0.04)
Special charges and adjustments	0.07	0.14
Loss from deconsolidation of businesses	0.19	-
PepsiCo merger fees*	0.02	-
Non-operating asset impairment	0.03
Intangible assets impairment	0.06	-
As adjusted, estimated	$1.83 - $1.87	$1.95

*Reflects fees incurred to date; balance of year fees are currently indeterminable.

CONTACT:
PepsiAmericas, Inc.
Sara Zawoyski, 612-661-3830 (Investor Relations)
Mary Viola, 847-598-2870 (Media Relations)